Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post Effective Amendment to The Registration Statement on Form N-1A of the Conestoga Funds. Such references appear in the Conestoga SMid Cap Fund's Prospectus and Statement of Additional Information under the headings "Ongoing Arrangements to Disclosure Portfolio Holdings" and “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

November 6, 2013